Filed pursuant to Rule 433

July 29, 2024

Relating to Preliminary Prospectus Supplement dated July 29, 2024 to

Prospectus dated February 28, 2023

Registration Statement No. 333-270103

L3Harris Technologies, Inc.

$600,000,000 5.500% Notes due 2054

Pricing Term Sheet

Issuer:	L3Harris Technologies, Inc.
Expected Ratings (Moody’s / S&P / Fitch):(1)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)
Security Type:	Senior unsecured notes (the “Securities”)
Principal Amount:	$600,000,000
Trade Date:	July 29, 2024
Settlement Date (T+4):(2)	August 2, 2024
Maturity Date:	August 15, 2054
Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2025
Public Offering Price:	98.651% of the principal amount, plus accrued and unpaid interest, if any, from August 2, 2024
Yield to Maturity:	5.593%
Benchmark Treasury:	4.250% due February 15, 2054
Spread to Benchmark Treasury:	T+115 basis points
Benchmark Treasury Price / Yield:	96-27 / 4.443%
Interest Rate:	5.500% per annum

Optional Redemption:	Make-Whole Call: At any time prior to February 15, 2054 (the date that is six months prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 20 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.
Par Call: At any time on or after February 15, 2054 (the date that is six months prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.
Minimum Denomination:	$2,000 x $1,000
CUSIP / ISIN:	502431 AV1 / US502431AV15
Joint Book-Running Managers:

Barclays Capital Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Mizuho Securities USA LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Academy Securities, Inc. Siebert Williams Shank & Co., LLC

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page S-4 of the preliminary prospectus supplement.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) We expect that delivery of the Notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before settlement will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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